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                               EXHIBIT (d)(1)

                        INVESTMENT ADVISORY AGREEMENT
                               BY AND BETWEEN
                      GENERAL AMERICAN CAPITAL COMPANY
                    AND CONNING ASSET MANAGEMENT COMPANY

INVESTMENT ADVISORY AGREEMENT made as of the 19th day of September, 2000, by and between GENERAL AMERICAN CAPITAL COMPANY (the "Company"), a Maryland corporation, and CONNING ASSET MANAGEMENT COMPANY (the "Adviser"), a Missouri corporation that is registered as an investment adviser under the Investment Advisers Act of 1940, whereby the Adviser will act as investment adviser to the Company as follows:

                        ARTICLE I - Advisory Services
                                    -----------------

The Company is an open-end, diversified management investment company, incorporated under the laws of the State of Maryland on November 15, 1985. The Company hereby employs the Adviser to act as the investment adviser to and manager of the Company, and, subject to the supervision of the Board of Directors of the Company ("Board"), to manage the investment and reinvestment of the assets of the funds currently offered for sale by the Company ("Funds") for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. The Adviser shall, for purposes of this Agreement, have and exercise full investment discretion and authority to act as agent for the Company in buying, selling or otherwise disposing or managing the Company's investments, subject to the supervision of the Board.

A.       Duties of Adviser.  In carrying out its obligations to manage the
         -----------------
investment and reinvestment of the assets of the Company, the Adviser shall, as appropriate and consistent with the limitations set forth in Section C hereof:

         (a) perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of each Fund as set forth in the Company's prospectus, as amended from time to time;

         (b) consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Fund for approval, modification, or rejection by the Board;

         (c) seek out specific investment opportunities and take such steps as are necessary to implement any overall investment strategies approved by the Board, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments,

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         management of investments and any other Company property, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

         (d) regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of the Funds; and

         (e) furnish to regulatory authorities having jurisdiction such information as may be requested in order for such authorities to ascertain that Funds that support variable insurance operations are being conducted in accordance with applicable laws and regulations.

B. Employment of Sub-Adviser(s). The Adviser shall have the authority to
   ----------------------------
employ, at its expense, one or more sub-advisers. Where applicable, reference herein to the Adviser shall include any sub-advisers employed by the Adviser. Any agreement between the Adviser and any sub-adviser shall be subject to the terms for approval, renewal, termination and amendment as provided herein with respect to the Adviser, and such sub-adviser shall at all times be subject to the direction of the Adviser and the Board, and any duly constituted committee thereof, or any officer of the Company acting pursuant to like authority.

C. Limitations on Advisory Services. The Adviser shall perform the services
   --------------------------------
under this Agreement subject to the supervision and review of the Board and in a manner consistent with the investment objectives, policies, and restrictions of each Fund of the Company as stated in its Registration Statement, as amended from time to time, filed with the Securities and Exchange Commission, its Articles of Incorporation and By-Laws, each as amended from time to time, the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act") and the applicable requirements of the Internal Revenue Code of 1986, as amended.

The Company has furnished or will furnish the Adviser with copies of the Company's Prospectus, Articles of Incorporation, and By-Laws as currently in effect, and the Company agrees during the continuance of the Agreement to furnish the Adviser with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Adviser will be entitled to rely on all documents furnished by the Company.

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                  ARTICLE II - Compensation of the Adviser
                               ---------------------------

A.       Investment Advisory Fee.  As compensation for its services to the
         -----------------------
Company, the Adviser shall receive monthly compensation based on an annual percentage of the average daily value of the net assets of the Funds of the Company as shown below:

         Money Market Fund      0.125 Percent
         -----------------

         Bond Index Fund        0.25 Percent
         ---------------

         S&P 500 Index Fund     0.10 Percent    up to $500 million
         ------------------     0.08 Percent    $500 million up to $750 million
                                0.05 Percent    $750 million and up

         Asset Allocation Fund  0.50 Percent
         ---------------------

    Provided that effective January 6, 2002, the advisory fees shall be:

                                0.55 Percent    up to $500 million
                                0.45 Percent    $500 million up to $1 billion
                                0.40 Percent    $1 billion and up

         Small-Cap Equity Fund  0.75 Percent    up to $250 million
         ---------------------  0.65 Percent    $250 million up to $750 million
                                0.60 Percent    $750 million and up

         Managed Equity Fund    0.40 Percent    up to $10 million
         -------------------    0.30 Percent    $10 million up to $30 million
                                0.25 Percent    $30 million and up

    Provided that effective January 6, 2002, the advisory fees shall be:

                                0.50 Percent    up to $250 million
                                0.45 Percent    $250 million up to $750 million
                                0.35 Percent    $750 million and up

         International Index    0.50 Percent    up to $10 million
         -------------------    0.40 Percent    $10 million up to $20 million
         Fund                   0.30 Percent    $20 million and up
         ----


         Mid-Cap Equity Fund    0.55 Percent    up to $10 million
         -------------------    0.45 Percent    $10 million up to $20 million
                                0.40 Percent    $20 million and up

    Provided that effective January 6, 2002, the advisory fees shall be:

                                0.55 Percent    up to $250 million
                                0.50 Percent    $250 million up to $750 million
                                0.45 Percent    $750 million and up

B.       Allocation of Expenses.  The Adviser shall be responsible for payment
         ----------------------
of all expenses it may incur in performing the services set forth in Article I hereunder. Except for expenses specifically assumed by the Adviser as stated above, the Company shall be responsible for all expenses associated with the operations of the Company.

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The Board shall determine the manner in which expenses are allocated to the
Funds of the Company, and the determination of the Board shall be final and binding.

                ARTICLE III - Fund Transactions and Brokerage
                              -------------------------------

The Adviser agrees to determine the securities to be purchased or sold by each Fund of the Company, subject to the provisions of Article I, and to place orders pursuant to its determinations either directly with the issuer, with any broker-dealer or underwriter that specializes in the securities for which the order is made, or with any other broker or dealer selected by the Adviser, subject to the following limitations.

The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund of the Company and will use its best efforts to obtain the most favorable price and efficient execution of the Company's orders, taking into account all appropriate factors, including: price; dealer spread or commission, if any; size and difficulty of the transaction; the nature of the market for the security; the reliability, financial condition and general execution and operational capabilities of the broker-dealer; and the research, statistical, and economic data furnished by the broker-dealer to the Company.

Subject to the above requirements, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Company are affiliated and from selecting brokers or dealers by virtue of sales of insurance policies of General American Life Insurance Company or its affiliates by such broker-dealers or their affiliates.

                   ARTICLE IV - Activities of the Adviser
                                -------------------------

The services of the Adviser to the Company under this Agreement are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services under this Agreement are not impaired. It is understood that the Company's directors, officers, employees and shareholders are or may become interested in the Adviser, as directors, officers, employees or shareholders or otherwise, and that directors, officers, employees or shareholders of the Adviser are or may become similarly interested in the Company.

It is agreed that the Adviser may use any supplemental investment research obtained for the benefit of the Company in providing investment advice to its other investment advisory accounts. The Adviser or its subsidiaries may use such information in managing their own accounts.

Conversely, such supplemental information obtained by the placement of business for the Adviser or other entities advised by the Adviser will be considered by and may be useful to the Adviser in carrying out its obligations to the Company.

Securities held by a Fund may also be held by separate investment accounts or other investment companies for which the Adviser may act as an adviser or by the Adviser or its affiliates. Because of different investment objectives or other factors, a particular security may be bought

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by the Adviser or its affiliates or for one or more clients when one or more clients are selling the same security. If purchases or sales of securities for the Company or other entities for which the Adviser or its affiliates act as investment adviser or for their advisory clients arise for consideration at or about the same time, the Company agrees that the Adviser may make transactions in such securities, insofar as feasible, for the respective entities and clients in a manner deemed equitable to all. To the extent that transactions on behalf of more than one client of the Adviser during the same period may increase the demand for securities being purchased or the supply of securities being sold, the Company recognizes that there may be an adverse effect on price.

It is agreed that, on occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Company as well as other accounts or companies, it may, to the extent permitted by applicable laws and regulations, but will not be obligated to, aggregate the securities to be so sold or purchased for the Company with those to be sold or purchased for other accounts or companies in order to obtain favorable execution and lower brokerage commissions. In that event, allocation of the securities purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Company and to such other accounts or companies. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for a Fund of the Company.

                 ARTICLE V - Effectiveness of the Agreement
                             ------------------------------

This Agreement shall not become effective unless and until it is approved by the Company's Board (including a majority of directors who are not parties to this Agreement or interested persons of any such party to this Agreement), and by the Company's shareholders, and this Agreement shall come into full force and effect on the date on which it is so approved, provided that it shall not become effective as to any subsequently created Fund until it has been approved specifically for such Fund by the Board and its shareholder(s), as required, and that implementation of any changes from prior Agreements may be delayed until the start of the next month after a change is approved by the shareholders.

                     ARTICLE VI - Term of the Agreement
                                  ---------------------

As to each Fund of the Company, this Agreement shall continue in effect from year to year so long as its continuance is approved annually by a majority of the votes cast by those persons having voting rights in respect of the Fund or by a vote by a majority of the members of the Board, but in either event by the vote of a majority of the Board who are not "interested persons" (as defined in the Investment Company Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting such approval.

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As to each Fund of the Company, this Agreement:

         (1) may be terminated without the payment of any penalty upon 60 days' written notice to the Adviser either by the Board or by a majority vote of those persons having voting rights in respect of the affected Fund(s) of the Company:

         (2) shall automatically terminate if it is assigned (within the meaning of the Investment Company Act) by the Adviser;

         (3) may be terminated by the Adviser without payment of any penalty upon 60 days' written notice to the Secretary of the Board of the Company; and

         (4) may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. An amendment of this Agreement shall not be effective until approved by (a) vote of the holders of a majority of the outstanding voting securities of the Fund or Funds affected; and
         (b) a majority of those directors of the Company who are not parties to this Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval.

                         ARTICLE VII - Recordkeeping
                                       -------------

The Adviser agrees to preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all records the Adviser maintains for the Company as are required to be maintained pursuant to said rules. The Adviser agrees that all such records shall be the property of the Company and shall be made available, within five (5) business days of the request, to the Company's accountants or auditors during regular business hours at the Adviser's offices upon such prior written notice. In the event of termination for any reason, all such records shall be returned promptly to the Company, free from any claim or retention of rights by the Adviser. In addition, the Adviser will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Company or as may be required by any governmental agency having jurisdiction. The Adviser will keep any information obtained in the course of performing under this Agreement in confidence and will not use such information for its own benefit nor disclose it except as authorized by the Company or as required by regulatory authorities having jurisdiction.

                   ARTICLE VIII - Liability of the Adviser
                                  ------------------------

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser (or its officers, directors, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement), neither the Adviser nor any of its officers, directors, employees or agents shall be subject to liability to the Company or to any shareholder or to any other person with a beneficial interest in the Company for any act or omission in the course of, or connected with, rendering advisory services hereunder, including without limitation any error or judgment or mistake of law or for

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any loss suffered by the Company or any shareholder or other person in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. The provisions of this Article VIII shall not apply to services other than those relating solely to the provision of investment advice rendered by the Adviser pursuant to this Agreement.

                         ARTICLE IX - Governing Law
                                      -------------

While this Agreement is intended by the parties to be governed by Missouri law as to matters of state law, this Investment Advisory Agreement is also subject to the provisions of the Investment Company Act, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, including such exemptions therefrom as the Securities and Exchange Commission may grant. Words and phrases used herein shall be interpreted in accordance with that Act and those rules and regulations. As used with respect to the Company and the holders of voting shares of any class of the Company's Capital Stock, the term "majority of the outstanding voting shares" means the lesser of (i) 67% or more of the voting shares represented at a meeting at which the holders of more than 50% of the outstanding voting shares are represented or (ii) more than 50% of the outstanding voting shares.

IN WITNESS WHEREOF, the parties have caused this Investment Advisory Agreement to be signed by their respective officials duly authorized, as of the day and year first above written.

Attest:                                GENERAL AMERICAN CAPITAL COMPANY

/s/ Christopher A. Martin              By: /s/ Matthew P. McCauley
---------------------------------          -----------------------------------
Christopher A. Martin, Secretary           Matthew P. McCauley, Vice President

                                       CONNING ASSET MANAGEMENT
Attest:                                COMPANY

/s/ Paul W. Kopsky                     By: /s/ James L. Lipscomb
-------------------------------------      -----------------------------------
Paul W. Kopsky, Senior Vice President      James L. Lipscomb, President and
and Chief Financial Officer                Chief Executive Officer




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